December 6, 2018

UNITED NATURAL FOODS, INC. REPORTS FIRST QUARTER FISCAL 2019 RESULTS

Net Sales Increased 16.7% to $2.87 Billion
Provides Fiscal 2019 Guidance Inclusive of SUPERVALU

Providence, Rhode Island- December 6, 2018 -- United Natural Foods, Inc. (Nasdaq: UNFI) (the "Company" or "UNFI") today reported financial results for the first quarter of fiscal 2019 ended October 27, 2018.

First Quarter Fiscal 2019 Highlights

	13-Week Period Ended
($ in thousands, except for per share data)	October 27, 2018	October 28, 2017	Change
Net Sales	$2,868,156	$2,457,545	$410,611	16.7%
Net (Loss) Income	$(19,294)	$30,505	$(49,799)	(163.2)%
Adjusted EBITDA(1)	$86,194	$84,824	$1,370	1.6%
(Loss) Earnings Per Diluted Share (EPS)	$(0.38)	$0.60	$(0.98)	(163.3)%
Adjusted EPS(1)	$0.59	$0.60	$(0.01)	(1.7)%

(1)	Please refer to the tables in this press release for a reconciliation of non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.

"We closed on the previously announced purchase of SUPERVALU which will accelerate UNFI's transformation of food distribution throughout North America," said Steven L. Spinner, Chairman and Chief Executive Officer. "The integration of the two companies is well underway and we continue to be excited about the long-term creation of value for our shareholders we expect to deliver with this combination."

First Quarter Fiscal 2019 Summary
Net sales of continuing operations by customer channel for the first quarter of fiscal 2019 compared to the first quarter of fiscal 2018 were as follows ($ in millions):

		13-Week Period Ended
Customer Channel	% Growth	October 27, 2018	October 28, 2017
Supernatural	20.4%	$1,027	$853
Independents	4.4%	667	639
Supermarkets	0.6%	707	704
Other	(7.3)%	243	262
Supervalu		224	—
Total	16.7%	$2,868	$2,458

Gross margin for the first quarter of fiscal 2019 was 14.38% of net sales and included a $1.8 million, or 0.06% of net sales, inventory fair value adjustment charge related to the acquisition of SUPERVALU. When adjusted for this charge, gross margin in the first quarter of fiscal 2019 was 14.44% of net sales compared to 14.94% of net sales in last fiscal year's first quarter. The decline in the gross margin rate was driven by a shift in customer mix, including the growth of the supernatural channel, and increased inbound freight expense, partially offset by higher levels of vendor support and greater fuel surcharge income.

Operating expenses in the first quarter of fiscal 2019 were $363.2 million, or 12.66% of net sales, compared to $312.1 million, or 12.70% of net sales, for the first quarter of fiscal 2018. The decrease in operating expenses, as a percent of net sales, was driven by lower health care costs and fixed cost leverage partially offset by increased labor and fuel costs.

Restructuring, acquisition, and integration related expenses in the first quarter of fiscal 2019 were $68.0 million. This was primarily driven by $33.8 million of expenses related to change-in-control payments made to satisfy outstanding equity awards and severance as well as acquisition and integration costs of approximately $31.9 million.

Operating (loss) income was $(18.8) million in the first quarter of fiscal 2019 and included restructuring, acquisition, and integration related expenses of $68.0 million and a $1.8 million inventory fair value adjustment charge associated with the purchase of SUPERVALU. When adjusted for these items, operating income was $51.0 million, or 1.78% of net sales, in the first quarter of fiscal 2019. Operating income in the first quarter of fiscal 2018 was $55.1 million, or 2.24% of net sales. The decrease in adjusted operating income was driven by lower gross margins, as a percent of net sales, and higher labor costs.

Interest expense for the first quarter of fiscal 2019 was $7.7 million and included expense of $0.7 million related to interest on the SUPERVALU senior notes during the redemption waiting period. When excluding this amount, interest expense was $7.0 million compared to $3.7 million for the first quarter of fiscal 2018. The increase in interest expense was driven by the acquisition financing.

Adjusted EBITDA for the first quarter of fiscal 2019 was $86.2 million compared to $84.8 million for the first quarter of fiscal 2018.

Effective tax rate for continuing operations for the first quarter of fiscal 2019 was 16.6% compared to 41.8% for the first quarter of fiscal 2018. The first quarter of fiscal 2019 effective tax rate reflects a tax benefit based on consolidated pre-tax loss from continuing operations. The decrease in the effective income tax rate was primarily driven by a full year of tax savings due to the Tax Cuts and Jobs Act of 2017 offset by an increase in non-deductible compensation expense.

Net (loss) income for the first quarter of fiscal 2019 was $(19.3) million, including $2.1 million of income related to discontinued operations, compared to $30.5 million for the first quarter of fiscal 2018.

(Loss) Earnings Per Share (EPS) was $(0.38) for the first quarter of fiscal 2019 compared to $0.60 for the first quarter of fiscal 2018. When adjusted for the impact of restructuring, acquisition, and integration related expenses as well as the inventory fair value adjustment charge, a loss on debt extinguishment and interest expense related to the SUPERVALU senior notes, adjusted EPS was $0.59 for the first quarter of fiscal 2019.

Fiscal 2019 Guidance
UNFI is now providing fiscal 2019 guidance, inclusive of SUPERVALU, for its 53-week fiscal 2019 as follows:

Fiscal Year Ending August 3, 2019 (53 weeks)	FY 2019
Net Sales ($ in billions)	$21.5 - $22.0
Earnings Per Share (EPS)	$(0.19) - $0.01
Adjusted EPS (1)	$1.69 - $1.89
Net Income ($ in millions)	$(10) - $1
Adjusted EBITDA ($ in millions) (1)	$650 - $665

(1)	Please refer to the tables in this press release for a reconciliation of non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.

Conference Call and Webcast
The Company's first quarter fiscal 2019 conference call and audio webcast will be held today, Thursday, December 6, 2018 at 5:00 p.m. ET. A webcast of the conference call will be available to the public, on a listen only basis, via the internet at the Investors section of the Company's website www.unfi.com. An online archive of the webcast will be available for 120 days.

About United Natural Foods
(NOTE: On October 22, 2018, UNFI completed the acquisition of SUPERVALU, INC. For more information on the acquisition, please visit www.bettertogether.unfi.com.)
UNFI is North America’s premier food wholesaler delivering the widest variety of products to customer locations throughout North America including natural product superstores, independent retailers, conventional supermarket chains, ecommerce retailers, and food service customers. By providing this deeper ‘full-store’ selection and compelling brands for every aisle, UNFI is uniquely positioned to deliver great food, more choices, and fresh thinking to customers everywhere. Combined with SUPERVALU, UNFI is the largest publicly-traded grocery distributor in America with expected annual sales of over $21 billion. To learn more about how UNFI is Moving Food Forward, visit www.unfi.com.

INVESTOR CONTACT:
Steve Bloomquist
Vice President, Investor Relations
952-828-4144

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company's filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on September 24, 2018 and other filings the Company makes with the SEC, and include, but are not limited to, the Company's dependence on principal customers; the Company's sensitivity to general economic conditions including changes in disposable income levels and consumer spending trends; the Company’s ability to realize anticipated benefits of its acquisitions and dispositions, in particular, its acquisition of SUPERVALU; the possibility that restructuring, asset impairment, and other charges and costs we may incur in connection with the sale or closure of SUPERVALU's retail operations will exceed current estimates; the Company's reliance on the continued growth in sales of its higher margin natural and organic foods and non-food products in comparison to lower margin conventional products; increased competition in the Company's industry as a result of increased distribution of natural, organic and specialty products by conventional grocery distributors and direct distribution of those products by large retailers and online distributors; increased competition as a result of continuing consolidation of retailers in the natural product industry and the growth of supernatural chains; the Company's ability to timely and successfully deploy its warehouse management system throughout its distribution centers and its transportation management system across the Company and to achieve the efficiencies and cost savings from these efforts; the addition or loss of significant customers or material changes to the Company's relationships with these customers; volatility in fuel costs; volatility in foreign exchange rates; the Company's sensitivity to inflationary and deflationary pressures; the relatively low margins and economic sensitivity of the Company's business; the potential for disruptions in the Company's supply chain by circumstances beyond its control; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; moderated supplier promotional activity, including decreased forward buying opportunities; union-organizing activities that could cause labor relations difficulties and increased costs; and the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and non-food products distributors. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any estimates of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur. These estimates are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced estimates, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a U.S. generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures for adjusted gross margin, adjusted operating (loss) income, adjusted EBITDA, adjusted interest expense, and adjusted earnings per diluted common share. The Company has also included in this press release projected non-GAAP financial measures for estimated adjusted EBITDA and adjusted earnings per diluted common share for the fiscal year ending August 3, 2019. The non-GAAP measure adjusted gross margin excludes the impact of an inventory fair value adjustment related to the acquisition of SUPERVALU. The non-GAAP measures adjusted operating (loss) income, adjusted earnings per diluted common share and estimated adjusted earnings per diluted common share all exclude restructuring, acquisition, and integration related expenses. The non-GAAP measure adjusted EBITDA excludes total other expense, net, (benefit) provision for income taxes, depreciation and amortization, share-based compensation, restructuring, acquisition and integration related expenses, inventory fair value adjustment related to the acquisition of SUPERVALU, and the impact of discontinued operations. The non-GAAP measure adjusted interest expense excludes interest on SUPERVALU senior notes.

The reconciliation of these non-GAAP financial measures to their comparable GAAP financial measures are presented in the tables appearing below. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting non-GAAP financial measures aids in making period-to-period comparisons, assessing the underlying operating performance of the Company and understanding core business trends, and is a meaningful indication of its actual and estimated operating performance. The Company currently expects to continue to exclude the items listed above from non-GAAP financial measures and may also exclude other items that may arise. Management utilizes and plans to utilize these non-GAAP financial measures to compare the Company's operating performance during the 2019 fiscal year to the comparable periods in the 2018 fiscal year and to internally prepared projections.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except for per share data)

	13-Week Period Ended
	October 27, 2018	October 28, 2017
Net sales	$2,868,156	$2,457,545
Cost of sales	2,455,825	2,090,329
Gross profit	412,331	367,216
Operating expenses	363,165	312,109
Restructuring, acquisition, and integration related expenses	68,004	—
Operating (loss) income	(18,838)	55,107
Other expense (income):
Net periodic benefit income, excluding service cost	(844)	—
Interest expense	7,671	3,667
Interest income	(146)	(91)
Other, net	97	(863)
Total other expense, net	6,778	2,713
(Loss) income from continuing operations before income taxes	(25,616)	52,394
(Benefit) provision for income taxes	(4,255)	21,889
Net (loss) income from continuing operations	(21,361)	30,505
Income from discontinued operations, net of tax	2,070	—
Net (loss) income including noncontrolling interests	(19,291)	30,505
Less net loss (income) attributable to noncontrolling interests	(3)	—
Net (loss) income attributable to United Natural Foods, Inc.	$(19,294)	$30,505

Basic per share data:
Continuing operations	$(0.42)	$0.60
Discontinued operations	$0.04	$—
Basic (loss) income per share	$(0.38)	$0.60
Diluted per share data:
Continuing operations	$(0.42)	$0.60
Discontinued operations	$0.04	$—
Diluted (loss) income per share	$(0.38)	$0.60
Weighted average share outstanding:
Basic	50,583	50,817
Diluted	50,583	50,957

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(In thousands, except for per share data)

	October 27, 2018	July 28, 2018
ASSETS
Cash and cash equivalents	$53,910	$23,315
Restricted cash	566,353	—
Accounts receivable, net	1,114,015	579,702
Inventories	2,405,017	1,135,775
Prepaid expenses and other current assets	158,967	50,122
Current assets of discontinued operations	191,779	—
Total current assets	4,490,041	1,788,914
Property and equipment, net	1,543,952	571,146
Goodwill	707,950	362,495
Intangible assets, less accumulated amortization of $68,133 and $64,438	1,278,205	193,209
Other assets	145,138	48,708
Long-term assets of discontinued operations	422,327	—
Total assets	$8,587,613	$2,964,472
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,485,783	$517,125
Accrued expenses and other current liabilities	308,110	103,526
Accrued compensation and benefits	167,889	66,132
Current portion of long-term debt and capital lease obligations	730,401	12,441
Current liabilities of discontinued operations	140,610	—
Total current liabilities	2,832,793	699,224
Notes payable	1,315,453	210,000
Deferred income taxes	223,001	44,384
Other long-term liabilities	227,032	27,200
Long-term debt and capital lease obligations, excluding current portion	1,924,221	137,709
Pension and other postretirement benefit obligations	233,436	—
Long-term liabilities of discontinued operations	1,361	—
Total liabilities	6,757,297	1,118,517
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued or outstanding	—	—
Common stock, par value $0.01 per share, authorized 100,000 shares; 51,426 shares issued and 50,811 shares outstanding at October 27, 2018, 51,025 shares issued and 50,411 shares outstanding at July 28, 2018	514	510
Additional paid-in capital	489,103	483,623
Treasury stock at cost	(24,231)	(24,231)
Accumulated other comprehensive loss	(14,655)	(14,179)
Retained earnings	1,381,215	1,400,232
Total United Natural Foods, Inc. stockholders’ equity	1,831,946	1,845,955
Noncontrolling interests	(1,630)	—
Total stockholders’ equity	1,830,316	1,845,955
Total liabilities and stockholders’ equity	$8,587,613	$2,964,472

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	13-Week Period Ended
(in thousands)	October 27, 2018	October 28, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income including noncontrolling interests	$(19,291)	$30,505
Income from discontinued operations, net of tax	2,070	—
Net (loss) income from continuing operations	(21,361)	30,505
Adjustments to reconcile net (loss) income from continuing operations to net cash (used in) provided by operating activities:
Depreciation and amortization	24,793	22,442
Share-based compensation	8,089	7,275
Loss on disposition of assets	6	103
Gain associated with disposal of investments	—	(699)
Restructuring charges	412	—
Net pension and other postretirement benefit income	(844)	—
Deferred income taxes	1,214	891
Provision for doubtful accounts	3,037	1,656
Loss on debt extinguishment	1,114	—
Non-cash interest expense	345	344
Changes in operating assets and liabilities, net of acquired businesses	(118,124)	(102,674)
Net cash used in operating activities of continuing operations	(101,319)	(40,157)
Net cash used in operating activities of discontinued operations	(5,701)	—
Net cash used in operating activities	(107,020)	(40,157)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(16,381)	(5,257)
Purchase of acquired businesses, net of cash acquired	(2,273,829)	(11)
Proceeds from dispositions of assets	149,529	34
Proceeds from disposal of investments	—	756
Long-term investment	(110)	—
Net cash used in investing activities of continuing operations	(2,140,791)	(4,478)
Net cash used in investing activities of discontinued operations	(89)	—
Net cash used in investing activities	(2,140,880)	(4,478)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings from long-term debt	1,905,547	—
Proceeds from borrowings under revolving credit line	1,805,300	173,581
Repayments of borrowings under revolving credit line	(688,000)	(109,229)
Repayments of long-term debt	(110,000)	(2,985)
Repurchase of common stock	—	(6,449)
Proceeds from exercise of stock options	118	151
Payment of employee restricted stock tax withholdings	(3,126)	(4,389)
Capitalized debt issuance costs	(60,309)	—
Net cash provided by financing activities	2,849,530	50,680
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(49)	(304)
NET INCREASE IN CASH AND CASH EQUIVALENTS	601,581	5,741
Cash and cash equivalents, at beginning of period	23,315	15,414
Cash and cash equivalents, including restricted cash at end of period	624,896	21,155
Less: cash and cash equivalents of discontinued operations	(4,633)	—
Cash and cash equivalents, including restricted cash of continuing operations	$620,263	$21,155
Supplemental disclosures of cash flow information:
Cash paid for interest	$7,325	$3,667
Cash paid for federal and state income taxes, net of refunds	$462	$2,559

UNITED NATURAL FOODS, INC.

Reconciliation of Net (Loss) Income per Diluted Common Share to Adjusted Net Income per Diluted Common Share (unaudited)

	13-Week Period Ended
	October 27, 2018	October 28, 2017
Net (loss) income per diluted common share	$(0.38)	$0.60
Restructuring, acquisition, and integration related expenses (1)	1.34	—
Loss on debt extinguishment (2)	0.02	—
Interest expense on senior notes (3)	0.01	—
Inventory fair value adjustment (4)	0.04	—
Tax impact of adjustments	(0.43)	—
Impact of diluted shares	(0.01)
Adjusted net income per diluted common share(5)	$0.59	$0.60

(1)	Expenses resulting from the acquisition of SUPERVALU on October 22, 2018.

(2)	Extinguishment of the Company's term loan, which was in place prior to the acquisition of SUPERVALU.

(3)	Interest expense recorded on the SUPERVALU senior notes in the mandatory 30-day redemption notice period during the quarter.

(4)	Non-cash charge to related to the step-up in inventory values from purchase accounting.

(5)	The computation of diluted earnings per share is calculated using diluted weighted average shares outstanding which includes the net effect of dilutive stock awards.

Reconciliation of Net (Loss) Income to Adjusted EBITDA (unaudited)
(in thousands)

	13-Week Period Ended
	October 27, 2018	October 28, 2017
Net (loss) income attributable to United Natural Foods, Inc.	$(19,294)	$30,505
Restructuring, acquisition, and integration related expenses	68,004	—
Depreciation and amortization	24,793	22,442
Total other expense, net	6,778	2,713
(Benefit) provision for income taxes	(4,255)	21,889
Share-based compensation	8,089	7,275
Inventory fair value adjustment	1,819	—
Impact of discontinued operations	260	—
Adjusted EBITDA	$86,194	$84,824

Reconciliation of 2019 Guidance for Estimated Net (Loss) Income per Common Share to
Estimated Non-GAAP Adjusted Diluted Income per Common Share (unaudited)

	Fiscal Year Ending August 3, 2019
	Low Range	High Range
Net (loss) income per diluted common share(1)	$(0.19)	$0.01
Restructuring, acquisition and integration related costs (1)(2)	2.40	2.40
Tax impact of adjustments	(0.52)	(0.52)
Adjusted net income per diluted common share	$1.69	$1.89

(1)	Excludes costs or charges associated with divestiture of retail banners or stores.

(2)	Also includes the loss on debt extinguishment, interest expense on bonds, and inventory fair value adjustment incurred in the first quarter of fiscal 2019.

Reconciliation of 2019 Guidance for Net (Loss) Income to Adjusted EBITDA (unaudited)

	Fiscal Year Ending August 3, 2019
(in thousands)	Low Range	Estimate	High Range
Net (loss) income attributable to United Natural Foods, Inc.(1)	$(10,000)		$800
(Benefit) provision for Income tax	(4,000)		200
Restructuring, acquisition, and integration related costs (1)(2)		$125,000
Net interest expense		186,000
Total other (income) expense, net		(2,000)
Depreciation and amortization		332,000
Share-based compensation		58,000
Net periodic benefit income, excluding service costs		(35,000)
Adjusted EBITDA	$650,000		$665,000

(1) Excludes costs or charges associated with divestiture of retail banners or stores.
(2) Also includes the loss on debt extinguishment, interest expense on bonds, and inventory fair value adjustment incurred in the first quarter of fiscal 2019.